U. S. Bancorp and Subsidiaries
         Computation of Ratios of Consolidated Earnings to Fixed Charges
                                 (in Thousands)


                                                          First Quarter
                                                         Ended March 31,
                                                       ---------------------
                                                         1997        1996
                                                       ---------   ---------
Considering Interest on Deposits as an Operating Expense
Net income                                             $ 121,470   $ 112,914
Income taxes                                              68,047      62,533
                                                        --------    --------
    Earnings before income taxes                         189,517     175,447
                                                        --------    --------

Add: Fixed Charges
    Interest on borrowed funds                            67,369      61,938
    Interest income from federal funds sold(A)               783      (1,988)
    Interest component of leases(B)                        3,845       4,028
                                                        --------    --------
Total fixed charges                                       71,997      63,978
                                                        --------    --------
Earnings before income taxes and fixed charges         $ 261,514   $ 239,425
                                                        ========    ========

Ratios of earnings to total fixed charges                   3.63x       3.74x

Considering Interest on Deposits as Fixed Charges(A)
Fixed charges as shown above                           $  71,997   $  63,978
Interest on deposits                                     193,157     189,812
                                                        --------    --------
Total fixed charges                                      265,154     253,790
Add: earnings before income taxes                        189,517     175,447
                                                        --------    --------
Earnings before income taxes and fixed charges         $ 454,671   $ 429,237
                                                        ========    ========

Ratios of earnings to total fixed charges                   1.71x       1.69x
                                                        ========    ========


A -   Approximates   interest   expense   related  to  federal  funds  purchased
      transactions for purposes other than funding of banking subsidiaries' operations.

B - Interest component of leases includes imputed interest on capitalized leases and approximately one-third of rental expense, which approximates the interest component of operating leases.

                         U. S. Bancorp and Subsidiaries
    Computation of Ratios of Consolidated Earnings to Combined Fixed Charges
                          and Preferred Stock Dividends
                                 (in Thousands)


                                                          First Quarter
                                                         Ended March 31,
                                                       ---------------------
                                                         1997        1996
                                                       ---------   ---------
Considering Interest on Deposits as an Operating Expense
Net income                                            $ 121,470   $ 112,914
Income taxes                                             68,047      62,533
                                                       --------    --------
    Earnings before income taxes                        189,517     175,447
                                                       --------    --------

Add: Fixed Charges
    Interest on borrowed funds                           67,369      61,938
    Interest income from federal funds sold(A)              783      (1,988)
    Interest component of leases(B)                       3,845       4,028
    Preferred dividends(C)                                4,756       4,736
                                                       --------    --------
Total fixed charges                                      76,753      68,714
                                                       --------    --------
Earnings before income taxes and fixed charges        $ 266,270   $ 244,161
                                                       ========    ========

Ratios of earnings to total fixed charges                  3.47x       3.55x
                                                       ========    ========

Considering Interest on Deposits as Fixed Charges(A)
Fixed charges as shown above                          $  76,753   $  68,714
Interest on deposits                                    193,157     189,812
                                                       --------    --------
Total fixed charges                                     269,910     258,526
Add: earnings before income taxes                       189,517     175,447
                                                       --------    --------
Earnings before income taxes and fixed charges        $ 459,427   $ 433,973
                                                       ========    ========

Ratios of earnings to total fixed charges                  1.70x       1.68x
                                                       ========    ========

A -   Approximates   interest   expense   related  to  federal  funds  purchased
      transactions for purposes other than funding of banking subsidiaries' operations.

B - Interest component of leases includes imputed interest on capitalized leases and approximately one-third of rental expense, which approximates the interest component of operating leases.

C - Preferred dividends were increased to amounts representing pretax earnings that would be required to cover the dividend requirements.



                                      - 4 -